                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                Leggett & Platt, Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

LOGO
                                                                 March 31, 1998

Dear Shareholder:

  The Board of Directors cordially invites you to attend the Annual Meeting of Shareholders of Leggett & Platt, Incorporated on Wednesday, May 13, 1998, at 10:00 a.m. local time, at the Company's Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri.

  The enclosed Proxy Statement contains two proposals from your Board of
Directors: the election of Directors and the ratification of the Board's selection of Price Waterhouse as the Company's independent accountants for 1998.

  I urge you to vote your proxy FOR each of the proposals.

  We hope you will attend the Annual Meeting. Whether or not you expect to attend, please sign and return the enclosed proxy card now so your shares will be represented at the meeting. If you attend the meeting, you will be entitled to vote in person.

                                       Sincerely yours,

                                       LEGGETT & PLATT, INCORPORATED

                                       LOGO
                                       Harry M. Cornell, Jr.
                                       Chairman of the Board
                                       and Chief Executive Officer

                         LEGGETT & PLATT, INCORPORATED

                              NO. 1 LEGGETT ROAD
                           CARTHAGE, MISSOURI 64836

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON WEDNESDAY, MAY 13, 1998

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Leggett & Platt, Incorporated (the "Company") will be held at the Company's Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri, on Wednesday, May 13, 1998, at 10:00 a.m. local time:

  1. To elect fourteen (14) Directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

  2. To ratify the selection of Price Waterhouse as the Company's independent accountants for the year ending December 31, 1998; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The close of business on March 11, 1998, has been fixed for determination of shareholders entitled to notice of and to vote at such Annual Meeting of Shareholders or any adjournment thereof, and only shareholders of record on March 11 are so entitled.

  An Annual Report outlining the Company's operations during the fiscal year ended December 31, 1997, accompanies this Notice of Annual Meeting of Shareholders and Proxy Statement.

  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE. If you attend the Annual Meeting, you will be entitled to vote in person.

                                          By Order of the Board of Directors

                                          Ernest C. Jett
                                          Secretary

Carthage, Missouri
March 31, 1998

                         LEGGETT & PLATT, INCORPORATED

                              NO. 1 LEGGETT ROAD
                           CARTHAGE, MISSOURI 64836

                         ANNUAL MEETING--MAY 13, 1998

                                PROXY STATEMENT

  Leggett & Platt, Incorporated (the "Company") will hold its 1998 Annual Meeting of Shareholders at 10:00 a.m. on Wednesday, May 13, 1998, in Carthage, Missouri. At the meeting shareholders will elect 14 Directors and vote on the ratification of Price Waterhouse as the Company's independent accountants for 1998.

  We wish that all of our shareholders could attend the meeting and vote in person. However, since this is not possible, the Board of Directors is soliciting your proxy so that you will be represented and can vote at the meeting.

  This Proxy Statement and the enclosed Annual Report contain information about the meeting, the Company, the Company's independent accountants, and the Company's Directors and Executive Officers. We hope this Proxy Statement is useful to you as you return your proxy and helps you better understand your Company.

  The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is March 31, 1998.

  PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, whether or not you intend to attend the Annual Meeting.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INFORMATION ABOUT THE MEETING AND VOTING...................................   1
PROPOSAL ONE--ELECTION OF DIRECTORS........................................   1
PROPOSAL TWO--RATIFICATION OF SELECTION
 OF INDEPENDENT ACCOUNTANTS................................................   3
INFORMATION TO ASSIST IN EVALUATING BOARD PROPOSALS........................   4
  Leggett & Platt, Incorporated Common Stock Performance Graph.............   4
  Compensation Committee Report on Executive Compensation..................   5
  Executive Compensation and Related Matters...............................   8
  Ownership of Common Stock................................................  13
FINANCIAL DATA.............................................................  14
1999 SHAREHOLDER PROPOSALS.................................................  14
OTHER MATTERS..............................................................  14

                   INFORMATION ABOUT THE MEETING AND VOTING

  This Proxy Statement is furnished to shareholders of Leggett & Platt, Incorporated in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") to be voted at the Annual Meeting of Shareholders of the Company on May 13, 1998, and any adjournment thereof. The Board solicits your proxy on the form enclosed.

RIGHT TO REVOKE PROXY

  Any shareholder giving the enclosed proxy can revoke it by (i) providing written notice of such revocation to the Company at or prior to the Annual Meeting, (ii) executing a proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person. Unless the persons named in the proxy are prevented by circumstances beyond their control from acting, the proxy will be voted at the Annual Meeting and at any adjournment in the manner specified in the proxy.

BY WHOM AND THE MANNER IN WHICH THE PROXY IS BEING SOLICITED

  The enclosed proxy is solicited by and on behalf of the Board. The expense of soliciting proxies for this meeting, including the cost of mailing, will be borne by the Company. The Company will request persons holding stock in their name or custody on behalf of others, or as nominees, to send proxy materials to their principals requesting authority to sign the proxies. The Company will reimburse such persons for their expense in so doing.

  If necessary to assure sufficient representation at the meeting, employees of the Company, at no additional compensation, will request the return of proxies personally or by telephone or facsimile. The extent to which this will be necessary depends on how promptly proxies are received. Shareholders are urged to send in their proxies without delay. The Board has no knowledge or information that any other person will specifically engage any employees to solicit proxies.

VOTING SECURITIES OUTSTANDING

  The only class of outstanding voting securities of the Company is the Company's $.01 par value common stock ("Common Stock"). At February 27, 1998, there were 97,977,739 shares of Common Stock outstanding and entitled to vote. Only shareholders of record at the close of business on March 11, 1998, are entitled to vote at the Annual Meeting or any adjournment thereof.

  A majority of the outstanding shares of Common Stock present or represented will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned to a date not more than 90 days after adjournment so that a quorum may be present or represented.

  Every shareholder has the right to vote, in person or by proxy, one vote per share on all matters. Abstentions are counted as votes cast on proposals presented to shareholders. Broker non-votes (which occur when brokers do not exercise discretionary voting authority for beneficial owners who have not provided voting instructions) are not counted as votes cast on the proposals presented to shareholders. Abstentions and broker non-votes are included for purposes of determining whether a quorum is present.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  At the Annual Meeting, 14 Directors will be elected who will hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the 14 nominees named below. Each of these nominees, except Alice L. Walton, was elected by the shareholders at the last Annual Meeting. If any nominee named below is not a candidate for election as a Director at the meeting (an event which the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board.

  RAYMOND F. BENTELE, age 61, served as President and Chief Executive Officer of Mallinckrodt, Inc. from 1981 until his retirement in 1992. He serves as a director of Mallinckrodt, Inc., a manufacturer of medical and specialty chemical products; Kellwood Company, an apparel and camping goods manufacturer; and IMC Global, Inc., a producer of crop nutrient minerals. He was first elected as a Director of the Company in 1995.

  HARRY M. CORNELL, JR., age 69, is the Company's Chief Executive Officer and Chairman of the Board. He is a director of Mercantile Bancorporation Inc., a bank holding company. Mr. Cornell was first elected as a Director of the Company in 1958.

  ROBERT TED ENLOE, III, age 59, is a personal investment consultant. He served as President of Liberte Investors from 1975 until August 1996 and was Chief Executive Officer of Liberte Investors from 1992 until August 1996. Mr. Enloe serves as a director of Compaq Computer Corporation, a computer manufacturer; SIXX Holdings, Inc., an operator of Italian restaurants; and Liberte Investors, Inc., a holding company seeking acquisitions of operating companies. He was first elected as a Director of the Company in 1969.

  RICHARD T. FISHER, age 59, is Managing Director of Oppenheimer & Company, an investment banking firm. He was first elected as a Director of the Company in 1972.

  BOB L. GADDY, age 57, was elected Senior Vice President of the Company in May 1996. Since that time, he has also served as Chairman and Chief Executive Officer of the Company's Aluminum Group. Since 1993 Mr. Gaddy has served as Chairman of the Board and Chief Executive Officer of Pace Industries, Inc., a wholly owned subsidiary of the Company. Mr. Gaddy was first elected as a Director of the Company in 1996.

  DAVID S. HAFFNER, age 45, was elected Executive Vice President of the Company in 1995. He previously served the Company as Senior Vice President and President--Furniture & Automotive Components Group and as Vice President and President--Furniture Components Group. Mr. Haffner was first elected as a Director of the Company in 1995.

  THOMAS A. HAYS, age 65, served as Deputy Chairman of May Department Stores Company from 1993 until his retirement in April 1996. He was President of May Department Stores Company from 1985 to 1993. Mr. Hays serves as a director of Payless Shoe Source, Inc., a retail shoe chain; Ameren Corporation, an electric utility company; and Mercantile Bancorporation Inc., a bank holding company. He was first elected as a Director of the Company in 1996 .

  ROBERT A. JEFFERIES, JR., age 56, is the Senior Vice President, Mergers, Acquisitions and Strategic Planning of the Company. He previously served the Company as Senior Vice President, General Counsel and Secretary. Mr. Jefferies was first elected as a Director of the Company in 1991.

  ALEXANDER M. LEVINE, age 66, is Managing Director of Waterline Capital LLC, a venture capital investment firm. He previously served the Company as Director of International Development and later as Special Advisor. He was first elected as a Director of the Company in 1989.

  RICHARD L. PEARSALL, age 70, is an independent management and business consultant and is President of Venture Associates Corporation, a housing development company. He was first elected as a Director of the Company in 1983.

  DUANE W. POTTER, age 66, was elected Senior Vice President of the Company and President--Foam Components Group in 1995. He previously served the Company as Senior Vice President and President--Bedding Components Group. Mr. Potter was first elected as a Director of the Company in 1996.

  MAURICE E. PURNELL, JR., age 58, is a shareholder in the law firm of Locke Purnell Rain Harrell (A Professional Corporation). He was first elected as a Director of the Company in 1988.

  ALICE L. WALTON, age 48, is Chairman and Chief Executive Officer of Llama Company, an investment banking firm. Ms. Walton was elected as a Director of the Company in March 1998 to fill the vacancy created by the expansion of the Board of Directors.

  FELIX E. WRIGHT, age 62, is the Company's President and Chief Operating Officer. He was first elected as a Director of the Company in 1977.

BOARD MEETINGS AND COMMITTEES

  The Board held four meetings in 1997. All Directors attended at least 75% of the aggregate of the Board meetings and the committees on which they served in 1997. All Directors, except one, attended 100% of such meetings.

  The Board has an Executive Committee, an Audit Committee and a Compensation Committee. The Board does not have a nominating committee. Non-employee Directors who serve on Board committees receive additional fees for committee participation as follows: Committee chairmen receive a $1,000 annual retainer; each committee member, including chairmen, receive an attendance fee of $500 per meeting held in conjunction with a regular Board meeting, and $1,000 per meeting for committee meetings held not in conjunction with a regular Board meeting.

  The Audit Committee consists of Messrs. Bentele, Fisher, Hays, Levine, Pearsall and Purnell. Mr. Purnell is Chairman. The Audit Committee is responsible for recommending to the Board the selection of independent auditors, reviewing auditors' compensation, reviewing the coordination between the independent auditors and the Company's internal audit staff, reviewing the scope and procedures of the internal audit work, and reviewing the results of the independent audit and accounting policies with the independent auditors and management personnel. The Audit Committee held four meetings in 1997.

  The Compensation Committee consists of Messrs. Enloe, Fisher and Pearsall. Mr. Enloe is Chairman. The Compensation Committee is responsible for executive compensation policies and approving compensation payable to the Executive Officers of the Company. The Compensation Committee held two meetings in 1997.

OTHER

  The vote of a plurality of the shares present and voting at the Annual Meeting will be required for the election of Directors.

  THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

                                 PROPOSAL TWO

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  Upon recommendation of the Audit Committee, the Board has selected Price Waterhouse as the Company's independent accountants for the fiscal year ending December 31, 1998. Price Waterhouse has been engaged as the Company's independent accountants for each year beginning with the year ended December 31, 1991.

  It is expected that representatives of Price Waterhouse will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to questions raised at the meeting or submitted to them in writing before the meeting.

  THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE SELECTION OF PRICE WATERHOUSE.

              INFORMATION TO ASSIST IN EVALUATING BOARD PROPOSALS

  To assist you in evaluating the proposals presented by the Board to be voted on at the 1998 Annual Meeting, the following information about the Company and its Directors and Executive Officers is provided.

                         LEGGETT & PLATT, INCORPORATED

                        COMMON STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total return to shareholders on the Company's common stock over the five years ended December 31, 1997, to the returns on the New York Stock Exchange Composite Index and a group of peer companies in a Household Furniture Index prepared and published by Media General Financial Services of Richmond, Virginia (the "Peer Group"). Additional information concerning the long-term performance of the Company can be found in the Annual Report to Shareholders which accompanies this Proxy Statement.


                             [GRAPH APPEARS HERE]


             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG LEGGETT & PLATT, INCORPORATED, NYSE MARKET INDEX AND PEER GROUP

        Measurement Period     Leggett & Platt,    NYSE Market     Peer
      (Fiscal Year Covered)     Incorporated          Index        Group
      ---------------------    ----------------    -----------    -------
            12/31/92                $100.00          $100.00      $100.00
            12/31/93                $149.06          $132.22      $113.54
            12/31/94                $106.05          $ 95.97      $111.33
            12/31/95                $149.51          $120.04      $144.36
            12/31/96                $217.11          $152.57      $173.90
            12/31/97                $266.16          $203.03      $228.78


  The comparison assumes separate $100 investments were made on December 31, 1992, in Company common stock, the NYSE Composite Index, and the Peer Group and that all dividends during the period have been reinvested. Returns are at December 31 of each year. The impact of income taxes is not reflected. The Peer Group consists of 19 companies in the household furniture industry selected, prepared and published by Media General Financial Services. This index is available by contacting the Company's Investor Relations Department,
Attention: J. Richard Calhoon, Vice President--Investor Relations (800-888-
4569).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") of the Company's Board determines compensation policies and approves compensation (including stock awards and stock options) relating to the Executive Officers of the Company. Messrs. Enloe, Fisher and Pearsall, each of whom are non-employee directors, currently serve on the Committee. Mr. Enloe is Chairman.

  The report of the Committee concerning its compensation policies applicable to the Company's Executive Officers is set out below.

BASIC PRINCIPLES

  The Company's compensation policies are designed to attract, retain, and motivate high quality managers and policy makers while at the same time aligning the interests of the Company's executives with the interests of the shareholders. Executive compensation is based both on the individual contribution of the executive and Company performance generally. Ownership of Common Stock by Executive Officers and other managers is strongly encouraged because it focuses the Company's executives on the importance of maximizing shareholder value. These basic principles are implemented as described below.

  Salary. Each year the Committee reviews the Executive Officers' salaries and, if warranted, approves management recommended changes. Management recommendations are made by the Chief Executive Officer and the President and are developed in consultation with the Company's Human Resources Department. The Committee's review of management recommendations, although largely subjective and informal, takes into consideration the Company's performance over the preceding year and each executive's individual performance and contribution related to the executive's particular business unit or function and its contribution to overall Company performance. Merit increase guidelines are prepared annually by Company management, approved by the Compensation Committee and apply to Company managers generally. The Committee believes the Company's executive salaries have generally been set at conservative levels given the experience, length of service, skills and performance of the executives.

  For 1997 management recommended that Mr. Cornell receive an increase consistent with the Company's 1997 merit increase guidelines for excellent performance. Accordingly, he received a 6.1% salary increase in April 1997. Approval of the increase was based primarily on the Company's performance in 1996. For the year ended December 31, 1996, the Company experienced record net earnings of $1.85 per share before non-recurring costs, representing an increase of 24% over 1995. For the same period, the Company's sales increased 9% from $2.257 billion to $2.466 billion. The Company's return on average equity for 1996 was 20.1%.

  While the Company's performance was attributable to the efforts of all of its employee/partners, Mr. Cornell's leadership and vision were important factors in the Company's success in 1996. The Committee believes his salary is conservative given the Company's 1996 and long-term performance and the extensive experience and industry knowledge which Mr. Cornell brings to his position.

  Employment contracts with certain Executive Officers, including Mr. Cornell, are described in this Proxy Statement under Change-in-Control Arrangements and Employment Contracts. Under these agreements annual percentage increases in salary must be at least equal to the percentage increases over the previous year (to the extent not attributable to additional responsibilities) of the five highest paid executives other than the Executive Officer in question and the Chief Executive Officer. This contractual provision did not affect the salary increase approved for Mr. Cornell in 1997.

  Bonuses. Bonuses may be awarded under the Company's long-standing Key Management Incentive Compensation Plan (the "Bonus Plan"). All Bonus Plan bonuses (except for a 10% discretionary portion) are directly tied to a pre-established formula. The formula is based on (i) after-tax returns on the Company's adjusted average equity ("ROAAE") and (ii) EBIT (earnings before interest and taxes) returns on adjusted net assets ("ROANA"). ROAAE and ROANA are given equal weight in the formula.

  The total bonus pool under the Bonus Plan may not exceed 4% of EBIT. The size of each participant's bonus is determined by applying the bonus formula to a percentage of the participant's salary (the "target percentage"). Target percentages for the Executive Officers appearing in the Summary Compensation Table were established several years ago. If threshold ROAAE and ROANA levels are met, a portion of the applicable target percentage becomes payable. This portion increases as the returns increase above the thresholds. The bonus may be greater than 100% of the target percentage, subject to the overall limit on Bonus Plan bonuses.

  Mr. Cornell's target percentage is 60% of his salary. This target percentage has not changed in 19 years. His bonus is determined by the application of the bonus formula in the same manner as other bonuses are determined.

  In 1997 thresholds were exceeded and total Bonus Plan bonuses represented 3.26% of EBIT. In 1996 and 1995 Bonus Plan bonuses represented 3.38% and 3.64% of EBIT, respectively. Thresholds and performance criteria in 1997 were the same as in 1995 and 1996 and are anticipated to be the same in 1998.

  Stock Options. Options to purchase the Company's Common Stock tie the interests of the Company executives directly to the performance of the Company's Common Stock. Stock options represent a significant portion of the overall compensation package of each Executive Officer and a large group of other Company managers. Only through enhancing shareholder wealth will the Company's Executive Officers and other managers receive the full potential of this important part of their compensation package. Approximately 938 employees, including Executive Officers, presently hold stock options.

  Other Stock-Based Compensation. In addition to stock options, the Company employs other compensation plans which encourage executive ownership of Company Common Stock. Under various stock purchase plans, Executive Officers and over 6,800 other employees make significant contributions of their own funds toward the purchase of Common Stock.

  All of the Company's Executive Officers, except Mr. Cornell, participate in the Company's Executive Stock Purchase Program ("ESPP"). The purpose of the ESPP is to assist Company management employees in saving for their retirement while building a long-term stake in the Company.

  Under the ESPP, the Company grants cash awards in the amount of 50% of an executive's "Eligible Contributions" to the Company's 1989 Discount Stock Plan (the "Discount Plan"), plus an additional amount which is withheld to pay a portion of the executive's federal and state taxes attributable to the cash awards ("tax offset bonus"). The Discount Plan is a plan qualified under
Section 423 of the Internal Revenue Code ("Code") under which employees may purchase Company Common Stock at a discount. "Eligible Contributions" are contributions made by the executive to the Discount Plan up to 5.7% of his compensation above his compensation base (in most cases $21,505). In addition, the ESPP provides for an additional cash award in the amount of 50% of Eligible Contributions plus a tax offset bonus in the event performance criteria are met for the year in question. The performance criteria in 1997 was 12.5% return on average equity, which was the same as the goal in 1995 and 1996. The performance goal was met in 1997. The Code limits participation of certain individuals in the ESPP. For this reason Mr. Cornell and the other Executive Officers receive awards of the Company's stock which are designed to be substantially similar in effect to participation in the ESPP.

OTHER MATTERS

  Due to limitations imposed by the Code, Mr. Cornell and other Executive Officers have been unable for several years to fully participate in the Company's tax qualified Retirement Plan. For this reason the Committee approved payments to Mr. Cornell and other Executive Officers in 1997 to compensate them for the reductions (through 1997) of their retirement benefits resulting from their inability to fully participate in the Retirement Plan.

  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company's Chief Executive Officer and four other most highly compensated

Executive Officers. Certain performance based compensation, however, is specifically exempt from the deduction limit. No Executive Officer of the Company received compensation in 1997 which exceeded the $1 million threshold. However, this threshold may be exceeded in the future. Although no formal policy has been adopted, the Committee continues to monitor the situation.

                             R. Ted Enloe, III (Chairman)
                             Richard T. Fisher
                             Richard L. Pearsall

                  EXECUTIVE COMPENSATION AND RELATED MATTERS

  The following table sets forth a summary of certain compensation provided to the Company's five most highly compensated Executive Officers for the three years ending December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                   ANNUAL COMPENSATION          COMPENSATION
                              --------------------------------- ------------
                                                                 SECURITIES   ALL OTHER
   NAME AND PRINCIPAL                              OTHER ANNUAL  UNDERLYING  COMPENSATION
        POSITION         YEAR  SALARY   BONUS      COMPENSATION  OPTIONS(#)     ($)(8)
   ------------------    ---- -------- --------    ------------ ------------ ------------
Harry M. Cornell, Jr.... 1997 $603,577 $684,786        -0-        19,946(1)    $199,993
 Chairman of the Board   1996 $565,577 $638,250        -0-       122,233(1)    $182,548
 and
 Chief Executive Officer 1995 $534,115 $539,460        -0-           -0-       $162,210
Bob L. Gaddy(2)......... 1997 $318,635 $273,874(3)     -0-         5,286(4)    $ 30,954
 Senior Vice President   1996 $177,250 $129,754        -0-         1,125(4)    $ 12,227
 and
 Chairman and Chief
 Executive
 Officer of the
 Company's
 Aluminum Group and
 Director
David S. Haffner........ 1997 $343,577 $294,682        -0-        18,785(5)    $ 73,242
 Executive Vice          1996 $307,192 $233,100        -0-        89,134(5)    $ 62,652
 President and
 Director                1995 $273,019 $190,476        -0-         7,210(5)    $ 52,004
Robert A. Jefferies,     1997 $339,177 $286,263        -0-        20,958(6)    $ 69,757
Jr......................
 Senior Vice President,  1996 $307,192 $233,100        -0-        90,832(6)    $ 59,106
 Mergers, Acquisitions   1995 $282,808 $190,476        -0-        17,974(6)    $ 54,113
 and
 Strategic Planning and
 Director
Felix E. Wright......... 1997 $530,116 $617,430        -0-        38,152(7)    $141,632
 President and Chief     1996 $455,577 $430,125        -0-       100,051(7)    $113,699
 Operating
 Officer and Director    1995 $424,923 $357,976        -0-        16,666(7)    $105,653

---------------------
(1) 1997 includes stock options for 19,946 shares awarded Mr. Cornell in lieu of $684,786 of 1997 bonus. 1996 includes stock options for 25,003 shares awarded Mr. Cornell in lieu of $624,550 of 1996 bonus. (The bonus foregone is also shown in the "Bonus" column.) 1996 also includes 29,350 non-qualified stock options awarded to Mr. Cornell to induce him to convert his outstanding incentive stock options into non-qualified stock options.
(2) Mr. Gaddy did not become an Executive Officer of the Company until May 13, 1996 (i.e., the date the Company acquired Pace Industries, Inc.). Accordingly, his compensation prior to May 13, 1996 is not included in the table above.
(3) $148,368 of Mr. Gaddy's 1997 bonus was earned under the Pace Industries, Inc. Incentive Compensation Plan. $63,798 of this amount has been paid. The remaining $84,570 will be paid in installments under the plan beginning June 30, 1999. (See "Change-in-Control Arrangements and Employment Contracts" for a further description.)
(4) 1997 includes stock options for 1,639 shares and 3,647 shares awarded Mr. Gaddy in lieu of $60,288 of 1997 salary and $125,206 of 1997 bonus. (The salary and bonus foregone are also shown in the "Salary" and "Bonus" columns.) 1996 includes 1,125 non-qualified stock options awarded Mr. Gaddy to induce him to convert his outstanding incentive stock options into non-qualified stock options.
(5) 1997 includes stock options for 4,003 shares and 7,282 shares awarded Mr. Haffner in lieu of $100,000 of 1997 salary and $250,000 of 1997 bonus. 1996 includes stock options for 10,752 shares and 8,007 shares awarded Mr. Haffner in lieu of $200,000 of 1996 salary and $200,000 of 1996 bonus. 1996 also includes 33,875 non-qualified stock options awarded Mr. Haffner to induce him to convert his outstanding incentive stock options into non-qualified stock options. 1995 includes stock options for 7,210 shares awarded in lieu of $100,000 of 1995 salary. (The salary and bonus foregone are also shown in the "Salary" and "Bonus" columns.)
(6) 1997 includes stock options for 13,458 shares awarded Mr. Jefferies in lieu of $336,177 of 1997 salary. 1996 includes stock options for 2,150 shares and 9,332 shares awarded Mr. Jefferies in lieu of $40,000 of 1996 salary and $233,100 of 1996 bonus. 1996 also includes 43,950 non-qualified stock options awarded Mr. Jefferies to induce him to convert his outstanding incentive stock options into non-qualified stock options. 1995 includes stock options for 9,372 shares and 8,602 shares awarded in lieu of $130,000 of 1995 salary and $160,000 of 1995 bonus. (The salary and bonus foregone are also shown in the "Salary" and "Bonus" columns.)
(7) 1997 includes stock options for 20,168 shares and 17,984 shares awarded Mr. Wright in lieu of $503,768 of 1997 salary and $617,430 of 1997 bonus. 1996 includes stock options for 15,401 shares awarded Mr. Wright in lieu of $384,700 of 1996 bonus. 1996 also includes 18,550 non-qualified stock options awarded Mr. Wright to induce him to convert his outstanding incentive stock options into non-qualified stock options. 1995 includes stock options for 16,666 shares awarded in lieu of $310,000 of 1995 bonus. (The salary and bonus foregone are also shown in the "Salary" and "Bonus" columns.)
(8) The majority of All Other Compensation represents awards under the Company's Executive Stock Purchase Program ("ESPP") and Flexible Stock Plan which replace benefits not available to the Executive Officers under the Company's tax qualified defined contribution plan. The amounts disclosed for 1997 include: life insurance premiums (Cornell--$1,561, Gaddy--$3,480, Wright--$621); disability insurance premiums (Haffner-- $4,443, Jefferies--$3,941); ESPP and stock awards (Cornell--$171,953, Gaddy--$27,474, Haffner--$68,559, Jefferies--$60,672, Wright--$121,591);
    and payments made to compensate for reductions in retirement benefits resulting from inability to fully participate in the Company's tax qualified defined benefit retirement plan (Cornell--$25,087, Haffner-- $159, Jefferies--$4,724, Wright--$18,698).

STOCK OPTION INFORMATION

  The following table provides information concerning stock options granted during the year ended December 31, 1997 to the five Executive Officers named above.

                             OPTION GRANTS IN 1997

                                                                                POTENTIAL REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL RATES OF
                                     % OF TOTAL    EXERCISE  MARKET                STOCK PRICE APPRECIATION
                          OPTIONS  OPTIONS GRANTED  PRICE    PRICE                    FOR OPTION TERM(1)
                          GRANTED   TO EMPLOYEES    ($ PER  ON DATE  EXPIRATION ------------------------------
NAME                        (#)    IN FISCAL YEAR   SHARE)  OF GRANT    DATE       0%        5%        10%
----                     --------- --------------- -------- -------- ---------- -------- ---------- ----------
Cornell................. 19,946(2)      3.6%        $0.01   $40.375  12/23/2012 $805,120 $1,674,002 $3,363,821
Gaddy...................  3,647(2)      2.4%        $0.01   $40.375  12/23/2012 $147,211 $  306,081 $  615,053
                          9,763(3)                  $0.01   $40.375  12/23/2012 $394,083 $  819,377 $1,646,495
Haffner.................  7,500(4)      4.0%        $0.01   $33.375  03/31/2002 $250,238 $  319,394 $  403,056
                          7,282(2)                  $0.01   $40.375  12/23/2012 $293,938 $  611,154 $1,228,083
                          7,282(3)                  $0.01   $40.375  12/23/2012 $293,938 $  611,154 $1,228,083
Jefferies...............  7,500(4)      3.0%        $0.01   $33.375  03/31/2002 $250,238 $  319,394 $  403,056
                          8,985(3)                  $0.01   $40.375  12/23/2012 $362,680 $  754,082 $1,515,288
Wright.................. 17,192(2)      6.3%        $0.01   $40.375  12/23/2012 $693,955 $1,442,868 $2,899,369
                         17,984(3)                  $0.01   $40.375  12/23/2012 $725,924 $1,509,338 $3,032,937

--------------------
(1) These dollar amounts represent a hypothetical increase in the price of the Common Stock from the date of option grant until their expiration date at the rate of 0%, 5% and 10% per annum compounded.
(2) Stock option grant in lieu of 1997 bonus. The options are vested but do not become exercisable until June 1998.

(3) Stock option grant in lieu of 1998 salary. The options vest as the salary is earned but do not become exercisable until the later of June 1998 or the date vesting occurs.
(4) These options vest and become exercisable annually over a 5-year period.

  The table below provides information concerning stock options exercised during the year ended December 31, 1997 by the five named Executive Officers and stock options held by them as of December 31, 1997.

        AGGREGATED OPTION EXERCISES IN 1997 AND 12/31/97 OPTION VALUES

                                                                          VALUE OF UNEXERCISED IN-
                                                  NUMBER OF UNEXERCISED     THE-MONEY OPTIONS AT
                           SHARES                  OPTIONS AT 12/31/97            12/31/97
                          ACQUIRED     VALUE    ------------------------- -------------------------
NAME                     ON EXERCISE  REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ---------- ----------- ------------- ----------- -------------
H. Cornell, Jr..........   62,185    $1,937,454   135,425      68,196     $4,096,198   $1,760,176
B. Gaddy................      -0-           -0-    39,223      99,702     $  613,585   $1,820,941
D. Haffner..............   17,220    $  426,195   158,994      48,565     $5,464,203   $1,418,466
R. Jefferies, Jr........   46,000    $1,138,500   156,330      42,986     $5,253,410   $1,185,116
F. Wright...............   64,656    $1,740,119   236,364      83,363     $8,203,443   $2,395,559

RETIREMENT PLAN

  The Company has a voluntary, tax qualified, defined benefit pension plan (the "Retirement Plan"). The Retirement Plan requires a contribution from participating employees of 2% of base salary. Employees are not allowed to discontinue contributions to the Retirement Plan while still in the employ of the Company. Normal retirement benefits are equal to 1% of the employee's career average earnings times the number of years the employee was a participant in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary or wages.

  The estimated annual benefits payable upon retirement at the normal retirement age are listed below for the named Executive Officers.

                                                               PROJECTED ANNUAL
   EXECUTIVE OFFICER                                          RETIREMENT BENEFIT
   -----------------                                          ------------------
   Harry M. Cornell, Jr......................................      $64,088
   David S. Haffner..........................................      $53,712
   Robert A. Jefferies, Jr...................................      $41,770
   Felix E. Wright ..........................................      $51,124

  As described below, Mr. Cornell is entitled to supplemental pension payments. If Mr. Cornell retired at December 31, 1998, his estimated annual supplemental pension payment would be $725,276. The annual pension payment is based upon 65% of the average of his highest consecutive five-year earnings.

CHANGE-IN-CONTROL ARRANGEMENTS AND EMPLOYMENT CONTRACTS

  Messrs. Cornell, Jefferies and Wright are parties to severance benefit agreements and employment agreements with the Company. The severance benefit agreements have no fixed expiration dates. Subject to certain provisions which allow earlier termination in the event of total disability and for cause, the employment agreements expire on: December 31, 1998, December 31, 2006, and December 31, 2000, respectively. Under all employment agreements, compensation levels are at the discretion of the Company's Compensation Committee subject to the provision that annual percentage increases in salary must be at least equal to percentage increases over the previous year (to the extent increases were not attributable to additional responsibilities) of the salaries of the Company's five highest paid executives other than the executive and the Company's Chief Executive Officer.

  Mr. Cornell is entitled to a supplemental pension upon termination of employment in addition to the pension he is entitled to under the Retirement Plan. The supplemental pension will be for life or 15 years, whichever is longer. Annual pension payments are based on the average of Mr. Cornell's highest consecutive five-year earnings ("Average Earnings"). These payments are currently 64% of Average Earnings (less amounts received from social security) and will increase to 65% when Mr. Cornell reaches age 70. While Mr. Cornell receives supplemental pension payments, the Company will provide him and his dependents with life, hospitalization, and major medical insurance benefits.

  If either Mr. Jefferies or Mr. Wright is terminated without cause, each is entitled to continue to receive his total compensation at the time of his termination until the earlier of five years after termination or December 31, 2006, in the case of Mr. Jefferies, and December 31, 2000, in the case of Mr. Wright.

  Mr. Cornell, Mr. Jefferies, and Mr. Wright may, under certain circumstances, elect to terminate their employment and enter into two-year consulting agreements within 120 days after termination of employment. These circumstances include change-in-control related events. Under these consulting agreements, the executive will be paid for consulting services in amounts equal to 100% for the first year and 75% for the second year of his total cash compensation in the year immediately preceding his termination.

  The severance benefit agreements entitle the covered executives to severance benefits if, during any 36-month period following a change-in-control of the Company, (i) the executive's employment is terminated by the Company (except for cause or disability), or (ii) the executive terminates his employment for "good reason." The severance benefits include the payment in 36 monthly installments of an amount equal to three times the executive's annual salary plus bonus. The severance benefits also include participation in certain fringe benefits, the immediate vesting of stock options, and the purchase by the Company of all Common Stock offered by the executive to the Company. All amounts received by the executive as cash compensation from a new full time job will reduce the cash severance payments dollar for dollar. Similarly, any fringe benefits the executive receives from his new job will reduce any fringe benefits the Company is then providing. However, the executive is not required to mitigate the severance benefits he obtains.

  The agreements further provide that within one year following a change-in-control opposed by a majority of the Directors, the executive may elect to terminate his employment for any reason and receive, in lieu of the benefits described above, a lump sum payment equal to 75% of the executive's cash compensation preceding the year of termination and certain fringe benefits for one year.

  If Mr. Cornell, Mr. Jefferies, or Mr. Wright elects to take the severance benefits provided, he will forfeit his right to enter into the two-year consulting agreement with the Company described above.

  Mr. Gaddy, the Company and Pace Industries, Inc. entered into a seven-year employment agreement which expires on May 12, 2003. The agreement provides for a current annual salary of $313,500. This salary is subject to increases, but not decreases, based on Mr. Gaddy's performance and other matters. The increases must be at least equal to the average percentage increase then provided for in the Company's merit budget for salaried employees.

  The employment agreement also provides for participation in the Company's Key Management Incentive Compensation Plan. Mr. Gaddy's target participation is 33% of his salary. See the "Compensation Committee Report on Executive Compensation" for a description of this Plan. Mr. Gaddy also participates in the Pace Industries, Inc. Employee Incentive Compensation Plan. Under this Plan and the employment agreement, he is entitled to receive 25% of the bonus pool for each year of the Pace Incentive Plan. For the Plan year ended June 30, 1997, he earned a bonus of $148,368, of which $63,798 was paid in cash and $84,570 will be paid in installments in accordance with the Plan beginning June 30, 1999. The installment payments will continue until fully paid so long as Mr. Gaddy remains employed by the Company.

DIRECTOR COMPENSATION

  Under present arrangements, non-employee Directors receive a retainer of $18,000 per year and a fee of $2,500 for attending each regular or special meeting of the Board. Each employee Director receives an annual retainer of $3,000. Non-employee Directors who serve on Board committees receive additional fees for committee participation. Committee chairmen receive a $1,000 annual retainer. Each committee member, including chairmen, receive an attendance fee of $500 for each meeting held in conjunction with a regular Board meeting and $1,000 for each meeting held not in conjunction with a regular Board meeting.

RELATED TRANSACTIONS

  In 1997, Mr. Cornell leased to the Company, on a month-to-month basis, certain real estate located in Keystone, Colorado for $1,925 per month.

  Pace Industries, Inc., a wholly owned subsidiary of the Company, leases its corporate offices in Fayetteville, Arkansas as a sublessee for a portion of the space under a lease held by Gaddy Investment Company ("GICO"), a corporation controlled by Mr. Gaddy. Mr. Gaddy is the Chairman and 100% stockholder of GICO. Rental expense under this lease was $221,643 for 1997. Management believes that the terms of this lease agreement are at least as favorable as could have been obtained from an unaffiliated third party.

  Locke Purnell Rain Harrell (A Professional Corporation) performed legal services for the Company in 1997, and it is anticipated that they will perform legal services for the Company in 1998. Mr. Purnell is a shareholder in Locke Purnell Rain Harrell.

  In 1997, the Company purchased shares of common stock from several of its Executive Officers and Directors. These purchases were made at prevailing market prices at the time of purchase. Most of the purchases were made in connection with the exercise of non-qualified stock options by the Executives. Details of the various purchases are set out in the following chart.

       PURCHASE                                       NUMBER         MARKET PRICE
         DATE                   NAME                 OF SHARES        PER SHARE
       --------                 ----                 ---------       ------------
      March 19        Felix E. Wright                 19,530           $36.50
      March 27        Michael A. Glauber               5,960           $36.125
      March 27        David S. Haffner                 7,852           $36.125
      March 27        Robert A. Jefferies, Jr.        20,975           $36.125
      May 14          Duane W. Potter                  8,951           $36.125
      May 16          Duane W. Potter                  6,200           $36.75
      June 4          Roger D. Gladden                15,067           $38.25
      June 10         Michael A. Glauber               2,564           $41.00
      June 17         Felix E. Wright                 10,665           $41.75
      August 7        Roger D. Gladden                 1,638           $47.0625
      August 22       Harry M. Cornell, Jr.           15,496           $45.625
      September 5     Ernest C. Jett                     400           $43.0625
      October 16      Allan J. Ross                    2,007           $42.375

                           OWNERSHIP OF COMMON STOCK

  The table below sets forth the beneficial ownership of Common Stock on February 27, 1998, by the Company's Directors, the five most highly compensated Executive Officers, and all Directors and Executive Officers as a Group.

                                                              COMMON STOCK
                                                          -----------------------
                                                          BENEFICIALLY     % OF
            DIRECTORS AND EXECUTIVE OFFICERS                OWNED(1)     CLASS(2)
            --------------------------------              ------------   --------
Raymond F. Bentele, Director............................       3,071        --
Harry M. Cornell, Jr., Chairman of the Board and Chief
 Executive Officer......................................   2,652,500       2.68%
Robert Ted Enloe, III, Director.........................       3,621        --
Richard T. Fisher, Director.............................      55,400        --
Bob L. Gaddy, Senior Vice President and Chairman and
 Chief Executive Officer of the Company's Aluminum Group
 and Director...........................................     687,270(3)     .69%
David S. Haffner, Executive Vice President and Director.     360,997        .36%
Thomas A. Hays, Director................................       8,428        --
Robert A. Jefferies, Jr., Senior Vice President,
 Mergers, Acquisitions and Strategic Planning and
 Director...............................................     371,148        .37%
Alexander M. Levine, Director...........................     724,096(4)     .73%
Richard L. Pearsall, Director...........................     485,381        .49%
Duane W. Potter, Senior Vice President and President--
 Foam Components Group and Director.....................     303,046        .31%
Maurice E. Purnell, Jr., Director.......................       6,858        --
Alice L. Walton, Director...............................     113,754        .11%
Felix E. Wright, President and Chief Operating Officer
 and Director...........................................   1,147,233       1.16%
All Executive Officers and Directors as a Group (18
 Persons)...............................................   7,420,612       7.49%
In addition, Herbert C. Casteel, Frank E. Ford, Jr., and
 Jack B. Morris, Advisory Directors of the Company,
 beneficially own 55,262, 414,017, and 1,850,989 shares,
 respectively, of Common Stock which represents .06%,
 .42%, and 1.87%, respectively, of the total outstanding
 common stock.

---------------------
(1) The shares shown above as beneficially owned include those shares the following persons have the right to acquire within 60 days from February 27, 1998, by way of option exercise: Mr. Bentele--1,071; Mr. Cornell-- 135,425; Mr. Enloe--1,621; Mr. Ford--2,838; Mr. Gaddy--39,223; Mr.
    Haffner--158,994; Mr. Hays--1,428; Mr. Jefferies--156,330, Mr. Potter--
    98,942; Mr. Purnell--1,858; Mr. Wright--236,364; and all Executive Officers and Directors as a group--992,749.
(2) Beneficial ownership of less than .1% of the class is not shown.
(3) Mr. Gaddy is a co-trustee for a private charitable foundation which holds 8,150 shares. He shares voting and investment power of these shares.
(4) Mr. Levine is a co-trustee for a trust which holds 233,648 shares. He shares voting and investment power of these shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The Company knows of no beneficial owner of more than 5% of its Common Stock, except as set out below.

                                                                         PERCENT
      NAME AND ADDRESS                            AMOUNT AND NATURE OF     OF
      OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP(1)  CLASS
      -------------------                        ----------------------- -------
      FMR Corp..................................       11,114,475        11.34%
       82 Devonshire Street
       Boston, MA 02109

---------------------
(1) FMR Corp. has sole dispositive power with respect to 11,114,475 shares and sole voting power with respect to 886,100 shares. This information is based on Amendment No. 3 to Schedule 13G of FMR Corp. dated February 14, 1998.

                                FINANCIAL DATA

  The Company's Annual Report containing financial statements of the Company for the year ended December 31, 1997, has been enclosed in the same mailing with this Proxy Statement.

                          1999 SHAREHOLDER PROPOSALS

  If a shareholder intends to present a proposal at the 1999 Annual Meeting of Shareholders, such proposal must be received at the Company's Corporate Office no later than December 1, 1998, to be eligible for inclusion in the Company's Proxy Statement and proxy related to that meeting. If not received by such date, director nominations and other shareholder proposals may be brought before the 1999 Annual Meeting (although excluded from the Company's Proxy Statement and form of proxy relating to that meeting) only if submitted in writing in accordance with Section 1.2 or, in the case of nominations for Director, Section 2.1, of the Company's Bylaws.

                                 OTHER MATTERS

  The Board does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly brought before the meeting by the Board or any shareholder, the persons named in the accompanying proxy intend to vote said proxy in accordance with their judgment on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters which may come before the meeting.

  Even if you expect to be personally present at the meeting, the Board hopes you will indicate your vote on the various proposals, date and sign the enclosed proxy, and return it promptly to the Company in the envelope provided to assure that your shares are voted in the event you are unavoidably absent.

                                          By Order of the Board of Directors

                                          Ernest C. Jett
                                          Secretary

Carthage, Missouri
March 31, 1998

NOTE: UNLESS OTHERWISE INDICATED, THIS PROXY SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR PROPOSALS 1 AND 2 BELOW, INCLUDING THE ELECTION OF DIRECTORS, AND IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

(1)  ELECTION OF DIRECTORS

     FOR ALL NOMINEES (except those listed) [_]      WITHHOLD AUTHORITY  [_]

  ---------------------------------------------------------------------------
  The Board of Directors recommends a vote FOR all director nominees listed.

(R. Bentele; H. Cornell, Jr.; R. Enloe, III; R. Fisher; B. Gaddy; D. Haffner;
T. Hays; R. Jefferies, Jr.; A. Levine; R. Pearsall; D. Potter; M. Purnell, Jr.;
A. Walton; and F. Wright)

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided above.)

(2) Proposal to ratify the selection of Price Waterhouse as the Company's independent accountants for the Fiscal Year ending December 31, 1998.


                    FOR [_]     AGAINST [_]    ABSTAIN [_]


Please sign exactly as your name appears on this proxy. If stock is jointly owned, both parties must sign. Fiduciaries and representatives should so indicate when signing and when more than one is named a majority should sign.

Date signed:_________________, 1998

Signature(s)_______________________

___________________________________

              PLEASE SIGN, DATE AND RETURN THIS PROXY IMMEDIATELY

                            .FOLD AND DETACH HERE.


Dear Shareholder:

     Enclosed you will find material relative to the Company's 1998 Annual Meeting of Shareholders, which will be held on May 13, 1998, at the Company's Headquarters in Carthage, Missouri. The Notice of the Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. The business includes two proposals of the Board of Directors: the election of directors and ratification of Price Waterhouse as the Company's independent accountants for 1998.

     The Board recommends that you vote "FOR" each of the proposals.

     Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy in the accompanying envelope, which requires no postage if mailed in the United States. Your votes are important to us. We look forward to hearing from you.

                         LEGGETT & PLATT, INCORPORATED

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Harry M. Cornell, Jr., Michael A. Glauber and Ernest C. Jett, or any one of them, with full power of substitution, attorneys of the undersigned to vote the shares of stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Leggett & Platt, Incorporated, to be held at the Company's Corporate Headquarters, No. 1 -- Leggett Road, Carthage, Missouri, on Wednesday, May 13, 1998, at 10:00 a.m., local time, and at any adjournment thereof.

                 (Continued and to be signed on reverse side)






                             FOLD AND DETACH HERE